EXHIBIT 99.1

BBSI Appoints Mark S. Finn to its Board of Directors

VANCOUVER, Wash., April 7, 2025 (GLOBE NEWSWIRE) – Barrett Business Services, Inc. (BBSI) (NASDAQ: BBSI), a leading provider of business management solutions and one of the largest professional employer organizations (PEO) in the U.S., has appointed Mark S. Finn to its board of directors, effective April 7, 2025.

Finn spent over 30 years with T. Rowe Price Group (Nasdaq: TROW), a global investment management firm, where he held several roles, including portfolio manager of the firm’s $35 billion US Value Equity Strategy Fund and co-portfolio manager of its $3.5 billion US Large-Cap Value Equity Strategy Fund. Before T. Rowe Price, Finn worked in assurance services at Price Waterhouse & Co., now known as PricewaterhouseCoopers LLP.

"We are thrilled to welcome Mark to our board," said Tony Meeker, BBSI’s chairman of the board. “With his extensive background in finance and strategic insight, Mark brings a unique and invaluable perspective to our team. His experience will play a critical role in guiding our company through the next phase of growth and innovation. We look forward to the positive impact Mark will undoubtedly have on our organization.”

Commenting on his new role, Finn said: "I am honored to join BBSI’s board and look forward to working alongside such a dedicated team. With my background in finance, I am excited to contribute to the continued growth and success of the company. I believe in the potential of this organization and am committed to ensuring we remain positioned for long-term success."

Finn earned a Bachelor of Science in Accounting from the University of Delaware and was a certified public accountant and certified financial analyst until his retirement from T. Rowe Price Group in 2023.

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. The company works with more than 8,100 PEO clients in all 50 states. For more information, please visit www.bbsi.com.

Investor Relations

Gateway Group, Inc.

Cody Slach

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BBSI@gateway-grp.com